Exhibit 5


February 14, 2005


FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, North Carolina  28202

Re:     FairPoint Communications, Inc. Registration Statement on Form
        S-8

Ladies and Gentlemen:

                      We have acted as counsel to FairPoint Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to 2,163,142 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the FairPoint Communications, Inc. 2005 Stock Incentive Plan, the FairPoint Communications, Inc. (formerly MJD Communications, Inc.) 1995 Stock Option Plan, the FairPoint Communications, Inc. (formerly MJD Communications, Inc.) Stock Incentive Plan and the FairPoint Communications, Inc. Amended and Restated 2000 Employee Stock Incentive Plan (together, the "Plans").

                      In connection with this opinion, we have examined originals or copies of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (iii) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company.

                      Based on the foregoing, we are of the opinion that the authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans (including the payment of any exercise price) will be validly issued, fully paid and non-assessable.


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                      We are  members  of the Bar of the  State of New York and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the State of New York and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect.

                      This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

                      We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

                                    Very truly yours,

                                    /s/ Paul, Hastings, Janofsky & Walker LLP